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                                  EXHIBIT 11


                       COMPUTATION OF EARNINGS PER SHARE
                       ---------------------------------

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                                                                           Year Ended December 31
                                           ----------------------------------------------------------------------------------
                                               1994           1993          1992          1991          1990         1989
                                           -----------    -----------   -----------   -----------   -----------   -----------
Net Income                                 $   159,358    $   157,761   $   136,705   $   117,686   $    36,684   $   105,851

Average Common Shares Outstanding           57,661,043     57,194,411    55,201,126    52,052,879    51,014,585    48,975,367

Stock options considered to be
 common stock equivalents,
 net of shares assumed to be
 repurchased under the treasury
 stock method, and convertible
 preferred stock                               379,267        479,647       609,684       740,146       340,929     1,835,067
                                           -----------    -----------   -----------   -----------   -----------   -----------
Total stock and stock equivalents           58,040,310     57,674,058    55,810,810    52,793,025    51,355,514    50,810,434
                                           ===========    ===========   ===========   ===========   ===========   ===========
Net Income per common share                $      2.75    $      2.74   $      2.44   $      2.23   $      0.71   $      2.08
                                           ===========    ===========   ===========   ===========   ===========   ===========
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